Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Symantec Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-07223, 333-18353, 333-39175, 333-71021, 333-31540, 333-31632, 333-47648, 333-52200, 333-56874, 333-64174, 333-81146, 333-102096, 333-117176, 333-119872, 333-126403, 333-140252, 333-141986, 333-148107, 333-155266, 333-170326, 333-175783 and 333-179268) and Form S-3 (Nos. 333-127958, 333-127959, 333-139230 and 333-169330) of Symantec Corporation of our report dated May 21, 2012, with respect to the consolidated balance sheets of Symantec Corporation as of March 30, 2012 and April 1, 2011, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 30, 2012, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 30, 2012, which report appears in the March 30, 2012 annual report on Form 10-K of Symantec Corporation.

As discussed in Note 4 to the consolidated financial statements, the Company adopted updated authoritative accounting guidance related to impairment testing of goodwill in the first quarter of fiscal 2012 by recording a cumulative-effect adjustment to beginning Accumulated deficit.

Our report dated May 21, 2012, on the effectiveness of internal control over financial reporting as of March 30, 2012, contains an explanatory paragraph that states Management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 30, 2012, the internal control over financial reporting of Clearwell Systems Inc. (“Clearwell”), acquired on June 24, 2011, and LiveOffice LLC (“LiveOffice”) acquired on January 13, 2012, as discussed in Note 3 of the Notes to Consolidated Financial Statements. As of March 30, 2012, total tangible assets subject to these acquisitions’ internal control over financial reporting represented $84 million, or less than 1% of the consolidated total assets. Total net revenue subject to these acquisitions’ internal control over financial reporting represented $51 million, or less than 1%, of the consolidated total net revenue for the fiscal year ended March 30, 2012. Our audit of internal control over financial reporting of Symantec Corporation also excluded an evaluation of the internal control over financial reporting of Clearwell and LiveOffice.

/s/ KPMG LLP

Santa Clara, California

May 21, 2012